Washington Federal, Inc.
425 Pike Street
Seattle, WA 98101

Contact:  Cathy Cooper
(206) 777-8246

Monday, June 23, 2003
FOR IMMEDIATE RELEASE


Washington Federal Increases Cash Dividend to 22 Cents


SEATTLE - The Board of Directors of Washington Federal, Inc. (NASDAQ: WFSL), parent company of Washington Federal Savings, today announced a 4.8% increase in the Company's quarterly cash dividend to 22 cents per share from 21 cents per share. The dividend will be payable July 18, 2003 to common stockholders of record on July 7, 2003. This will be Washington Federal's 82nd consecutive quarterly cash dividend.

Roy M. Whitehead, Chief Executive Officer of Washington Federal, Inc., commented, "We are pleased that the Company's performance warrants another cash dividend increase. This is the 38th such increase since Washington Federal began publicly trading in 1982 and underscores our confidence in the Company's future prospects. Based on today's closing price of $22.76, the dividend yield now stands at 3.87%.
It is also important to note that for most investors, recent federal tax law changes make our cash dividend even more valuable."

Washington Federal Savings provides residential real estate loans, checking, money market accounts and certificates of deposit through 115 offices in eight western states. Established in 1917, the Company reported $7.3 billion in assets and $4.4 billion in deposits as of March 31, 2003.